                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549

                                SCHEDULE 13G/A
                                (Rule 13d-102)

                 INFORMATION PURSUANT TO RULES 13d-1 AND 13d-2

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. 6)*


                      INTERNATIONAL RECTIFIER CORPORATION
                               (Name of Issuer)


                                 COMMON STOCK
                        (Title of Class of Securities)


                                  460254105
                                (CUSIP Number)


                               December 31, 2000
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [     ]  Rule 13d-1(b)

      [  X  ]  Rule 13d-1(c)

      [     ]  Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [  ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Canadian Small Cap Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 255,050
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 255,050

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      255,050

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.4%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2A

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Global Science & Technology Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 1,235,450
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 1,235,450

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      1,235,450

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      2.0%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2B

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Mutual of Canada
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 540,450
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 540,450

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      540,450

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.9%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2C

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Canadian Small Cap Fund II
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 294,950
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 294,950

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      294,950

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.5%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2D

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Summa Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 1,506,900
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 1,506,900

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      1,506,900

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      2.4%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2E

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Special Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 335,800
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 335,800

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      335,800

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.5%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Canadian Equity Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 613,300
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 613,300

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      613,300

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      1.0%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Retirement Mutual Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 430,700
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 430,700

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      430,700

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.7%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2H

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      Investors Global e-Commerce Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 35,900
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 35,900

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      35,900

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.1%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2I

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      IG FI U.S. Equity Fund
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 600
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 600

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      600

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      0.1%

12.   Type of Reporting Person (See Instructions)
      00 Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                      2J

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only).
      I.G. Investment Management, Ltd.
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 5,249,100
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 5,249,100

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      5,249,100

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      8.5%

12.   Type of Reporting Person (See Instructions)
      CO (Corporation governed by the Canada Business Corporations Act), IA (Canadian)

                                      2K

CUSIP NO. 460254105                               13G/A

1.    Names of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only). Investors Group Trust Co. Ltd.
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification
      Number.

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 5,249,100
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 5,249,100

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      5,249,100

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      8.5%

12.   Type of Reporting Person (See Instructions)
      CO (Corporation governed by the Manitoba Corporations Act)

                                      2L

CUSIP NO. 460254105                               13G/A

1.    Name of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only). Investors Group Inc.
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification
      Number.

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 5,249,100
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 5,249,100

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      5,249,100

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      8.5%

12.   Type of Reporting Person (See Instructions)
      CO (Corporation governed by the Canada Business Corporations Act), HC

                                      2M

CUSIP NO. 460254105                               13G/A

1.    Name of Reporting Person(s).
      I.R.S. Identification Nos. of above person(s) (entities only). Investors Group Trustco Inc.
      Reporting Person, a non-U.S. entity, has no I.R.S. Identification
      Number.

2.    Check the Appropriate Box if a member of a Group (See Instructions)
      (a)   [    ]
      (b)   [    ]

3.    SEC Use Only

4.    Citizenship or Place of Organization
      Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 5,249,100
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 5,249,100

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      5,249,100

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
      [    ]

11.   Percent of Class Represented by Amount in Row (9):
      8.5%

12.   Type of Reporting Person (See Instructions)
      CO (Corporation governed by the Canada Business Corporations Act), HC

                                      2N

ITEM 1(a)   NAME OF ISSUER:

     International Rectifier Corporation

ITEM 1(b)   ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES:

     233 Kansas Street
     El Segundo, California
     90245

ITEM 2(a)   NAME OF PERSON FILING:

     This joint statement is filed by and on behalf of the following Reporting Persons signing this amended Schedule 13G and are hereafter referred to as the "Reporting Persons": Investors Group Inc. ("IGI"), Investors Group Trustco Inc. ("Trustco"), Investors Group Trust Co. Ltd. (the "Trustee"), I.G. Investment Management, Ltd. (the "Management Company"), and Investors Canadian Small Cap Fund, Investors Global Science & Technology Fund, Investors Mutual of Canada, Investors Canadian Small Cap Fund II, Investors Summa Fund, Investors Special Fund, Investors Canadian Equity Fund, Investors Retirement Mutual Fund, Investors Global e-Commerce Fund and IG FI U.S. Equity Fund (collectively the "Funds").

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     All of the Reporting Persons have their principal places of business at:
                  One Canada Centre
                  447 Portage Avenue
                  Winnipeg, Manitoba
                  R3C 3B6

ITEM 2(c)   CITIZENSHIP:

     IGI is a corporation formed under the Canada Business Corporations Act. It is a diversified-financial services holding company.

     Trustco is a corporation formed under the Canada Business Corporations Act. It is a holding company.

     The Management Company is a corporation formed under the Canada Business Corporations Act. It provides management services to the Funds.

     The Trustee is a corporation formed under the Manitoba Corporations Act. It is the trustee for the Unitholders of the Funds and serves as the trustee for other open-end mutual fund trusts organized and affiliated with IGI.

     The Funds are open-end mutual fund trusts of which the Unitholders are beneficiaries established in accordance with a Declaration of Trust under the laws of Manitoba, Canada.

     IGI owns 100% of the issued and outstanding Class A Common Shares of Trustco. Trustco owns 100% of the issued and outstanding Class A Common Shares of the Management Company. Trustco also owns, directly or indirectly, 100% of the issued and outstanding Common Shares of the Trustee. Trustco, the Management Company, the Trustee, and the Funds are ultimately controlled by

IGI through its ownership of 100% of the issued and outstanding Class A Common Shares of Trustco.

     Power Financial Corporation owns 67.8% of the common stock of Investors Group Inc. Power Corporation of Canada, of which Mr. Paul Desmarais controls 67.7% of the voting power, owns 67.5% of the common stock of Power Financial Corporation.

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

The class of equity securities to which this amended statement on Schedule 13G relates is the Common Stock, par value $1.00 per share of International Rectifier Corporation, a Delaware corporation.

ITEM 2(e)   CUSIP NUMBER:

     460254105

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [    ]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

(b) [    ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).

(c) [    ]  Insurance company as defined in section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d) [    ]  Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C 80a-8).

(e) [    ]  An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f) [    ]  An employee benefit plan or endowment fund in accordance with
            240.13d-1(b)(1)(ii)(F);

(g) [    ]  A parent holding company or control person in accordance with
            240.13d-1(b)(1)(ii)(G);

(h) [    ]  A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i) [    ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
            Company Act of 1940 (15 U.S.C. 80a-3);

(j) [    ]  Group, in accordance with 240.13d-1(b)(1)(ii)(J).

ITEM 4      OWNERSHIP.

Incorporated by reference to items (5) - (9) and (11) of the cover page pertaining to each Reporting Person.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

[    ]

ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Item 2(a)

ITEM 9     NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10    CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2001           INVESTORS GROUP INC.

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson, as
                                    Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Senior Vice-President of
                                    Investors Group Inc.

February 13, 2001          INVESTORS GROUP TRUSTCO INC.

                           By:      /s/ James Lawson
                                    --------------------
                                    James Lawson, as
                                    Attorney-in-Fact for
                                    David M.R. Cheop,
                                    Vice-President, Corporate
                                    Compliance of
                                    Investors Group Trustco Inc.

February 13, 2001          INVESTORS GROUP TRUST CO. LTD.

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson, as
                                    Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Vice-President of
                                    Investors Group Trust Co. Ltd.

February 13, 2001          I.G. INVESTMENT MANAGEMENT, LTD.

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson, as
                                    Attorney-in-Fact for
                                    Alexander Scott Penman,
                                    President of
                                    I.G. Investment Management, Ltd.

February 13, 2001          INVESTORS CANADIAN SMALL CAP FUND

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson,
                                    as Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Vice-President of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Canadian Small Cap Fund

February 13, 2001          INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson,
                                    as Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Vice-President of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Global Science & Technology Fund

February 13, 2001          INVESTORS MUTUAL OF CANADA

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson,
                                    as Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Vice-President of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Mutual of Canada

February 13, 2001          INVESTORS CANADIAN SMALL CAP FUND II

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson,
                                    as Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Vice-President of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Canadian Small Cap Fund II

February 13, 2001          INVESTORS SUMMA FUND

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson,
                                    as Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Vice-President of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Summa Fund

February 13, 2001          INVESTORS SPECIAL FUND

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson,
                                    as Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Vice-President of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Special Fund

February 13, 2001          INVESTORS CANADIAN EQUITY FUND

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson,
                                    as Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Vice-President of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Canadian Equity Fund

February 13, 2001          INVESTORS RETIREMENT MUTUAL FUND

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson,
                                    as Attorney-in-Fact for
                                    Robert Gibson Darling,
                                    Vice-President of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Retirement Mutual Fund

February 13, 2001          INVESTORS GLOBAL e-COMMERCE FUND

                           By:      /s/ James Lawson
                                    -----------------
                                    James Lawson, as
                                    Attorney-in-Fact for
                                    Al Babiuk,
                                    Vice-President and Treasurer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    Investors Global e-Commerce Fund

February 13, 2001           IG FI U.S. EQUITY FUND

                            By:      /s/ James Lawson
                                    -----------------
                                    James Lawson, as
                                    Attorney-in-Fact for
                                    Al Babiuk,
                                    Vice-President and Treasurer of
                                    Investors Group Trust Co. Ltd.,
                                    as Trustee for
                                    IG FI U.S. Equity Fund

Exhibit A

                             Joint Filing Agreement
                             ----------------------

            In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $1.00 per share of International Rectifier Corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 10th day of March, 2000.

                              INVESTORS GROUP INC.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Senior Vice-President of
                                       Investors Group Inc.

                              INVESTORS GROUP TRUSTCO INC.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Richard Elliott Archer,
                                       President of
                                       Investors Group Trustco Inc.

                              INVESTORS GROUP TRUST CO. LTD.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.

                              I.G. INVESTMENT MANAGEMENT, LTD.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Alexander Scott Penman,
                                       President of
                                       I.G. Investment Management, Ltd.

                              INVESTORS CANADIAN SMALL CAP FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Canadian Small Cap Fund

                              INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Global Science & Technology
                                       Fund

                              INVESTORS MUTUAL OF CANADA

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Mutual of Canada

                              INVESTORS CANADIAN SMALL CAP FUND II

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Canadian Small Cap Fund II

                              INVESTORS SUMMA FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Summa Fund

                              INVESTORS SPECIAL FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Special Fund

Exhibit B
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Senior Vice-President of Investors Group Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of August, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 9th day of August, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          ----------------------
                                                Notary Public

Exhibit C
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Richard Elliott Archer, President of Investors Group Trustco Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trustco Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of August, 1999.

                                          /s/   Richard Elliott Archer
                                          ----------------------------
                                                Richard Elliott Archer

            BE IT KNOWN, that on this 9th day of August, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Richard Elliott Archer, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          ----------------------
                                                Notary Public

Exhibit D
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trust Co. Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit E
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Alexander Scott Penman, President of I.G. Investment Management, Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of I.G. Investment Management, Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of March, 1999.

                                          /s/   Alexander Scott Penman
                                          ----------------------------
                                                Alexander Scott Penman

            BE IT KNOWN, that on this 19th day of March, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Alexander Scott Penman, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          ----------------------
                                                Notary Public

Exhibit F
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Global Science & Technology Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Global Science & Technology Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit G
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Mutual of Canada, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Mutual of Canada any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit H
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit I
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund II, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund II any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit J
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Summa Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Summa Fund any and all statements on
Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit K
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Special Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Special Fund any and all statements on
Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit L

                             Joint Filing Agreement
                             ----------------------

            In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $1.00 per share of International Rectifier Corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 27th day of March, 2000.

                              INVESTORS GROUP INC.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Senior Vice-President of
                                       Investors Group Inc.

                              INVESTORS GROUP TRUSTCO INC.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Richard Elliott Archer,
                                       President of
                                       Investors Group Trustco Inc.

                              INVESTORS GROUP TRUST CO. LTD.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.

                              I.G. INVESTMENT MANAGEMENT, LTD.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Alexander Scott Penman,
                                       President of
                                       I.G. Investment Management, Ltd.

                              INVESTORS CANADIAN SMALL CAP FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Canadian Small Cap Fund

                              INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Global Science & Technology
                                       Fund

                              INVESTORS MUTUAL OF CANADA

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Mutual of Canada

                              INVESTORS CANADIAN SMALL CAP FUND II

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Canadian Small Cap Fund II

                              INVESTORS SUMMA FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Summa Fund

                              INVESTORS SPECIAL FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Special Fund

                              INVESTORS CANADIAN EQUITY FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Canadian Equity Fund

                              INVESTORS RETIREMENT MUTUAL FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Retirement Mutual Fund

Exhibit M
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Equity Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Equity Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit N
                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Retirement Mutual Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Retirement Mutual Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                          /s/   Robert Gibson Darling
                                          ---------------------------
                                                Robert Gibson Darling

            BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Martin Gutnik
                                          -------------------
                                                Notary Public

Exhibit O


                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, David M.R. Cheop, Vice-President, Corporate Compliance of Investors Group Trustco Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, James Fossen or Donald J. MacDonald, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trustco Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 1st day of May, 2000.

                                          /s/   David M.R. Cheop
                                          ----------------------------
                                                David M.R. Cheop

            BE IT KNOWN, that on this 1st day of May, 2000, before me Douglas
E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared David M.R. Cheop to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          ----------------------
                                                Notary Public

Exhibit P

                             Joint Filing Agreement
                             ----------------------

            In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $1.00 per share of International Rectifier Corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 13th day of February, 2001.

                              INVESTORS GROUP INC.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Senior Vice-President of
                                       Investors Group Inc.

                              INVESTORS GROUP TRUSTCO INC.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       David M.R. Cheop,
                                       Vice-President, Corporate Compliance
                                       of Investors Group Trustco Inc.

                              INVESTORS GROUP TRUST CO. LTD.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.

                              I.G. INVESTMENT MANAGEMENT, LTD.

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Alexander Scott Penman,
                                       President of
                                       I.G. Investment Management, Ltd.

                              INVESTORS CANADIAN SMALL CAP FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Canadian Small Cap Fund

                              INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Global Science & Technology
                                       Fund

                              INVESTORS MUTUAL OF CANADA

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Mutual of Canada

                              INVESTORS CANADIAN SMALL CAP FUND II

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Canadian Small Cap Fund II

                              INVESTORS SUMMA FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Summa Fund

                              INVESTORS SPECIAL FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson,
                                       as Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       Vice-President of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Special Fund

                              INVESTORS GLOBAL e-COMMERCE FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Al Babiuk,
                                       Vice-President and Treasurer of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       Investors Global e-Commerce Fund

                              IG FI U.S. EQUITY FUND

                              By:      /s/ James Lawson
                                       -----------------
                                       James Lawson, as
                                       Attorney-in-Fact for
                                       Al Babiuk
                                       Vice-President and Treasurer of
                                       Investors Group Trust Co. Ltd.,
                                       as Trustee for
                                       IG FI U.S. Equity Fund

Exhibit Q


                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Al Babiuk, Vice-President and Treasurer of Investors Group Trust Co. Ltd., as Trustee for Investors Global e-Commerce Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, David M.R.Cheop or James Fossen, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Global e-Commerce Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13th day of February, 2001.

                                          /s/   Al Babiuk
                                          ---------------------------
                                                Al Babiuk

            BE IT KNOWN, that on this 13th day of February, 2001, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Al Babiuk, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          -------------------------
                                                Notary Public

Exhibit R

                               Power of Attorney
                               -----------------

            KNOW ALL MEN BY THESE PRESENTS, THAT I, Al Babiuk,
Vice-President and Treasurer of Investors Group Trust Co. Ltd., as Trustee for IG FI U.S. Equity Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, James Lawson, David M.R.Cheop or James Fossen, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of IG FI U.S. Equity Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

            IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13th day of February, 2001.

                                          /s/   Al Babiuk
                                          ---------------------------
                                                Al Babiuk

            BE IT KNOWN, that on this 13th day of February, 2001, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Al Babiuk, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

            IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                          /s/   Douglas E. Jones
                                          -------------------------
                                                Notary Public